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                            U.S. TRUST CORPORATION
              EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE


                                           Three Month Periods Ended March 31,
                                           -----------------------------------
                                                1995                  1994
                                           -------------           -----------
PRIMARY NET INCOME PER SHARE:
Net Income                                   $ 8,628,000           $12,670,000
Plus Dividend Equivalent on Deferred
  Long-Term Performance Plan Awards
  (After-Tax)                                     90,821                68,756
                                             -----------           -----------
Adjusted Net Income                          $ 8,718,821           $12,738,756
                                             ===========           ===========

Weighted average number of common
  shares outstanding                           9,504,347             9,374,684
Add average shares issuable under stock
  option and variable stock award plans          775,881               569,752
                                             -----------           -----------
  Total Common and Common
    Equivalent Shares                         10,280,228             9,944,436
                                             ===========           ===========

Primary Net Income Per Share                 $      0.85           $      1.28
                                             ===========           ===========

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                   $ 8,628,000           $12,670,000
Plus Dividend Equivalent on Deferred
  Long-Term Performance Plan Awards
  (After-Tax)                                     90,821                68,756
                                             -----------           -----------
Adjusted Net Income                          $ 8,718,821           $12,738,756
                                             ===========           ===========

Weighted average number of common
  shares outstanding                           9,504,347             9,374,684
Add maximum dilutive impact of average
  shares issuable under stock option
  and variable stock award plans*                800,396               598,599
                                             -----------           -----------
  Total Dilutive Shares                       10,304,743             9,973,283
                                             ===========           ===========

Fully Diluted Net Income Per Share           $      0.85           $      1.28
                                             ===========           ===========

* Assumes issuance of the maximum number of shares calculated as follows:

  Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

  Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.
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